UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

FOREST LABORATORIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On July 9, 2012, Howard Solomon, the Chairman, Chief Executive Officer and President of Forest Laboratories Inc. delivered a letter to Carl C. Icahn. A copy of that letter is filed herewith as an exhibit.

Exhibit 99.1

July 9, 2012

Via Federal Express

Mr. Carl Icahn

Icahn Capital LP

767 Fifth Avenue, 47th Floor

New York, New York 10153

Dear Carl:

We have consistently said that we were open to constructive discussions with you regarding how to build value for all of our shareholders. However, you have never made an effort to engage with us outside the context of a proxy contest – and your discourse thus far has shown a striking lack of strategic ideas. Instead, it has been replete with wild and baseless accusations, innuendo and distortion of the facts. It is truly unfortunate that you have seen fit to conduct yourself in such a manner, but as you have continued to do so publicly, I feel compelled to set the record straight.

Stock Sales

As you know, I have spent more than thirty-five years of my career at Forest. Like most similarly situated executives, a significant portion of my compensation has been equity-based, which has always aligned my interests with those of the Company’s shareholders. Our tremendous long term success resulted in a multi-billion dollar appreciation in Forest’s market value and also caused the major part of my net worth to be based in Forest shares.

I find it ironic that I would have to debate publicly with a man of your age and financial sophistication the need to consider issues of asset diversification and estate planning. For these purposes, and to support various charitable causes that are important to me, I sold Forest stock and certain options between 2003 and 2007. However, contrary to your assertion during your CNBC interview on July 2nd, the vast majority of my sales were not made at $70 or “pretty close to the top” – in fact 87% of the sales occurred over a three and one-half year period at significantly lower prices.

Each of these dispositions was approved by our legal counsel, was made during acceptable trading windows, and was fully and properly disclosed to the markets through either SEC filings, press releases or both. Not only were my stock sales done for estate planning reasons - and disclosed in a press release as such - all of the sales to which you refer took place prior to or during 2007, more than five years before Lexapro went off patent in 2012. My only stock dispositions since 2007 have been made for charitable giving purposes and to pay the purchase price on options, as well as taxes associated with new option exercises and the vesting of restricted stock, with all of the other underlying shares retained by me.

Finally, your allegation that these transactions, which took place between five and one-half and almost nine years ago, had anything to do with inside knowledge regarding Lexapro’s 2012 patent expiration is offensive, absurd, and made with no basis whatsoever. Patent expirations are a fact of life in the pharmaceutical industry. I would have hoped, Carl, that even you would be willing to acknowledge the plainly obvious fact that the timing of the expiration of Lexapro’s patent – as well as our efforts to offset its impact – had been fully disclosed and well known to the investment community for many years.

Make no mistake – I continue to own a significant position in Forest through both direct share ownership and options. Under Forest’s Stock Ownership Guidelines, the Chief Executive Officer is required to hold shares with a value equal to at least six times his or her annual base salary. The current value of my shares is well in excess of that benchmark. My substantial equity position means that my interests are aligned with those of the entire shareholder base, and reflects my confidence that Forest’s business plan will continue to build optimal shareholder value for many, many years.

My Compensation

Our executive compensation program is designed to align executive compensation with our shareholders’ interests. As you know, aside from your votes, over 80% of our shareholders voting supported the Company’s compensation plan at last year’s annual meeting.

My compensation is overseen by our Compensation Committee, which is comprised of four independent directors – Dan L. Goldwasser, Chairman, Christopher J. Coughlin, Gerald M. Lieberman, and Brenton L. Saunders – who have directly retained an independent compensation consultant to assist them in designing and establishing our executive compensation programs. My compensation is benchmarked against the Company’s peers and in line with that of CEOs of comparable companies. In addition, supported by data and insight provided by our consultant, we recently restructured our compensation programs to enhance our practice of aligning pay with performance and to provide even greater transparency with respect to how we implement our pay for performance philosophy.

Succession Planning

As the eighty-four year old Chairman and CEO of a thriving pharmaceutical company, I understand fully the market’s and Forest’s shareholders’ interest and natural concern that surrounds the duration of my tenure and my ultimate successor. Our succession planning is being led by independent directors, who have directly engaged Spencer Stuart to assist with, among other things, the consideration of both our deep bench of internal candidates and external candidates. I am confident that the Forest Board is fully capable of making responsible and objective succession planning decisions.

Obviously, Forest is not able to name my successor before the Board makes that decision, and like most companies, we are not inclined to disclose a succession plan prior to its implementation. But all Forest shareholders can be assured that there is indeed an appropriate and objective succession planning process being led by directors with outstanding qualifications, unquestioned integrity and independence.

David Solomon

I did not anticipate that my son David would be publicly disparaged and caricatured by someone utterly ignorant of even the slightest information about his qualifications or performance.

When David first expressed interest in joining Forest, I cautioned him that as an employee of Forest Laboratories, being my son was a disadvantage rather than an advantage, and that he would have to work twice as hard as his peers to dispel the perception of favoritism and to be accepted as an equal – and that if he was not prepared to accept that burden he should not join Forest. You may have cautioned your son Brett in a similar way when he joined your company.

Naturally, I am as proud of my sons’ accomplishments as I am sure you are of your children’s accomplishments. Before joining Forest, David graduated summa cum laude from Yale College with a B.S. in Biology and received a J.D. from Yale Law School, where he was a Senior Editor of the Yale Law Journal. He practiced law for several years at a major international law firm, Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Like your son Brett, David also worked in the film industry and gained significant corporate and entrepreneurial experience during his time in the film business, including time as Director of Creative Affairs at Paramount Pictures, where he oversaw the development and production of feature films, as well as an independent producer with Davis Entertainment, based at 20th Century Fox.

During his more than eleven-year tenure at Forest Laboratories, David’s work, particularly as Senior Vice President Corporate Development and Strategic Planning, has greatly contributed to our strong product position today. We have a more robust pipeline than ever before in our history, developed during the period that David had responsibility for Business Development. We have an outstanding track record for bringing new products to market while managing our expenses judiciously; and, we have vigorously protected our intellectual property.

But while I take personal pride in David’s accomplishments, both outside of and inside Forest, I am the CEO of a public company that has a strong, independent Board of Directors that has the final say on succession issues. I note that you chose to elevate your son Brett – following his “movie making” career – not only to executive positions within your organization, but also to positions of responsibility to shareholders as a director of public companies such as Cadus Corporation (where Brett took your seat as Chairman), American Railcar Industries, Motricity Inc., Hain Celestrian Group and Take-Two Interactive Software, among others. In certain of those situations, it appears to have been within your discretion because of your controlling stock position.

In contrast, at Forest our succession process is firmly in the hands of our independent directors and their advisors. David will neither be favored nor handicapped because of his relationship with me. The qualifications of our sons should speak for themselves. I will not interfere with the succession planning process being conducted by our independent directors, and will recuse myself from any final decisions that are made to find a successor CEO, if David is being considered for that role.

Accelerated Share Repurchase Program (ASR)

Structured share repurchase transactions such as ASRs allow companies to return cash to shareholders quickly and have less exposure to market conditions and greater certainty into the number of shares retired for a given notional amount than do open market share repurchase programs. Far from being “peculiar” as you claim, structured repurchase transactions are increasingly common, and the volume of these transactions increased 42% in 2011 year over year. In fact, these transactions have been executed over the last two years by notable S&P 500 companies such as Johnson & Johnson, Home Depot, Express Scripts, Northrop Grumman, Adobe, Dr. Pepper Snapple, and Kohls, as well as by Genzyme, a company where Icahn nominees, including Eric Ende, were on the Board.

During June and August 2011, Forest entered into two separate Accelerated Share Repurchase transactions with Morgan Stanley as an efficient way of returning $850MM in capital to its shareholders. In connection with the ASR contracts, Morgan Stanley delivered to Forest an aggregate of 21.5 million shares during 2011 and Forest expects to receive an additional 2.9 million shares during July, 2012, at the conclusion of the ASR contracts, for a total repurchase of 24.4 million shares.

The shares delivered by Morgan Stanley are retired by Forest upon receipt. Any shares held by Morgan Stanley as a hedge related to the ASRs are owned exclusively by Morgan Stanley. Forest has absolutely no control over, or agreements with, Morgan Stanley as it relates to voting any shares Morgan Stanley may own. Therefore, the Company categorically denies any allegations made in the June 18, 2012 letter that the shares of Forest that Morgan Stanley may own are under the control of Forest management.

Board Composition

As you know Carl, Forest’s Board represents a balance of continuing leadership and new perspectives, including five new independent directors in the last six years. Just last year, our shareholders elected three new highly experienced independent directors to our Board – Christopher J. Coughlin, Gerald M. Lieberman, and Brenton L. Saunders – adding financial acumen, operational skills, investor perspective and corporate governance leadership. These directors did not just join our Board in a token role; they have taken extremely active roles in our corporate governance, with Messrs. Coughlin and Lieberman chairing the Audit and Nominating and Governance Committees, respectively. All three new directors elected in 2011 serve on two Board committees, with all three serving on the Compensation Committee. In addition, they are all leading the succession process I mentioned above, together with the independent directors of our Board. These new directors complement the medical expertise we added with Dr. Peter J. Zimetbaum in 2009 and with Dr. Nesli J. Basgoz and in 2006. Dr. Basgoz and Dr. Zimetbaum each serve on both the Board’s Compliance Committee and the Board’s Nominating and Governance Committee.

Taken together, our ten 2012 Board nominees have diverse and complementary backgrounds spanning a wide range of disciplines, including medicine, law, accounting, business and finance. Importantly, we also have experts in therapeutic areas that are critical to our business, such as infectious diseases, arthritis, diabetes, kidney disease and cardiology, as well as seasoned professionals with extensive pharmaceutical and healthcare experience.

For a self-styled corporate governance guru, you have puzzlingly compiled a roster of candidates that are far less qualified than our current Board members, and in some cases, lack the very independence you claim our slate is lacking. For example:

•

You nominated Eric Ende again this year to lead your efforts, even though he was resoundingly rejected by Forest shareholders in 2011, receiving the lowest vote total of any of the fourteen candidates in last year’s election. Moreover, the incentives provided in your unorthodox profit-sharing arrangement with him have already drawn criticism from various sources, including Columbia Law School Professor Robert Jackson. (See Reuters News “Icahn dangles bounty for nominee in Forest fight,” 29 June 2012.)

•

Daniel Ninivaggi has no healthcare experience whatsoever, and as your salaried employee and President of Icahn Enterprises, we must question whether he will serve your interests over those of other Forest shareholders. Notably, his primary corporate experience – was as inside legal counsel for six years at the Lear Corporation an automobile seat and other parts manufacturer.

•

Andrew Fromkin was CEO of Clinical Data, which we acquired last year, and Mr. Fromkin left the company by mutual agreement shortly after the acquisition closed. Mr. Fromkin has a remaining vested interest in the success of one product – Viibryd – through a contingent value right arrangement that was part of the Clinical Data acquisition. He therefore has an incentive to favor one product’s success over others in our portfolio or new product opportunities. Furthermore, Mr. Fromkin would not be considered independent under our own Corporate Governance Guidelines or the NYSE’s Corporate Governance Rules.

•	Pierre Legault’s recent management roles at Jean Coutu and Rite-Aid Corp. have taken place during periods rife with earnings misses, integration missteps and mismanaged investor expectations.

In sum, we remain willing and ready to engage in a thoughtful dialogue regarding how best to build value for our shareholders. And to the extent that you have suggestions or ideas that can help, we will review and consider them in good faith. But the Company’s shareholders are not well-served by mudslinging. We trust that Forest’s shareholders will be fully capable of deciding the issues before them in the coming weeks of this election contest.

Sincerely,

/s/ Howard Solomon

Howard Solomon

Forward-Looking Information

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Important Additional Information

Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2012 Annual Meeting. Forest Laboratories has filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Forest’s directors and executive officers in Forest stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Company’s website (www.frx.com) in the section “Investors.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Forest Laboratories’ 2012 Annual Meeting. Information can also be found in Forest’s Annual Report on Form 10-K for the year ended March 31, 2012, filed with the SEC on May 25, 2012. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at Forest Laboratories’ website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.